Exhibit 21.1

Subsidiaries of Progress Software Corporation

Jurisdiction	Name
North America
California	Savvion, Inc.
Canada	Progress Software Corporation of Canada Ltd.
Delaware	Apama Inc.
Delaware	DataRPM LLC
Delaware	Kinvey LLC
Delaware	Persistence Software LLC
Delaware	Progress Software International LLC
Delaware	Progress Software Denmark A/S
Delaware	Progress Software Germany GmbH
Massachusetts	Oak Park Realty LLC
Massachusetts	Oak Park Realty Two LLC
Massachusetts	Progress Security Corporation
Pennsylvania	Genesis Development Corporation

EMEA
Austria	Progress Software GesmbH
Belgium	Progress Software NV
Bulgaria	Progress Software EAD
Bulgaria	Trident Acquisition EAD
Denmark	Progress Software A/S
Finland	Progress Software Oy
France	Progress Software S.A.S.
Germany	Progress Software GmbH
Ireland	Progress Software Technologies Limited
Ireland	SPK Acquisitions Limited
Italy	Progress Software Italy S.r.l.
Netherlands	Progress Software B.V.
Netherlands	Progress Software Europe B.V.
Norway	Progress Software A/S
Poland	Progress Software Sp. z.o o.
South Africa	Progress Software (Pty) Ltd
Spain	IONA Technologies Spain SL
Spain	Progress Software S.L.
Sweden	Progress Software Svenska AB
Switzerland	Progress Software AG
United Kingdom	Apama (UK) Limited
United Kingdom	Trident Acquisition Limited
United Kingdom	Progress Software Limited

Latin America
Brazil	Progress Software do Brasil Ltda.

Asia Pacific
Australia	Progress Software Pty. Ltd.
China	Progress (Shanghai) Software System Company Limited
Hong Kong	IONA Technologies China Limited
Hong Kong	Progress Software Corporation Limited
India	DataRPM India Private Limited
India	Progress Software Development Private Limited
India	Progress Software Solutions India Private Limited
India	Telerik India Private Limited
Japan	Progress Software Japan KK
Malaysia	Progress Software (M) Sdn. Bhd.
Singapore	Progress Software Corporation (S) Pte. Ltd.